UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2006

Aquila, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-03562	44-0541877
(State or other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)

20 West 9th, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:	(816) 421-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On June 15, 2006, the Company and certain of its wholly-owned subsidiaries (collectively, “Aquila”) transferred to Constellation Energy Commodities Group, Inc. (“CECG”) the rights and obligations of Aquila under two tolling agreements associated with approximately 617 megawatts of the electric generation peaking facility located in Elwood, Illinois (the “Elwood Tolling Agreements”). The Company paid $218 million to CECG as consideration for assuming Aquila’s obligations under the tolling agreements, and the Company expects to realize a pre-tax loss of approximately $218 million on the exit transaction. In addition to Aquila being released from its obligations under the contracts, a letter of credit having an aggregate face amount of $37.8 million posted by Aquila previously under the Elwood Tolling Agreements was cancelled. All material obligations of Aquila under the Elwood Tolling Agreements have been terminated as a result of this transaction.

A copy of the press release relating to this transaction is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated June 16, 2006.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquila, Inc.

By:	/s/ Rick J. Dobson
Rick J. Dobson

Senior Vice President and Chief Financial Officer

Date: June 19, 2006